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                                                    Exhibit 23.1




                          Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-77302, 33-83606, 33-77304, 33-93324, 333-06847 and 333-06845)
pertaining to the INSO Corporation 1993 Stock Purchase Plan, 1993 Stock Incentive Plan, 401 (k) Plan, 1996 Non-employee Director Plan and 1996 Stock Incentive Plan of our report dated January 30, 1998, except for Note 13 as to which the date is March 12, 1998, with respect to the consolidated financial statements and schedule of INSO Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1997.



                                          /s/ ERNST & YOUNG LLP
                                          ---------------------
                                              ERNST & YOUNG LLP




Boston, Massachusetts
March 18, 1998